EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

NAME	JURISDICTION OF FORMATION

CM Intermediary, LLC	Delaware

Crown Media United States, LLC	Delaware

Crown Media Distribution, LLC	Delaware

Citi TeeVee, LLC	Delaware

Doone City Pictures, LLC	Delaware

Waygoose Concerts Services B.V.	The Netherlands